OUTDOOR CHANNEL HOLDINGS, INC.

SHAD L. BURKE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 14, 2009 by and between Outdoor Channel Holdings, Inc. (the “Company”) and Shad L. Burke (the “Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of April14, 2009 (the “Effective Date”), Executive will continue to serve as Chief Financial Officer. Executive will continue to report to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will devote substantially all of Executive’s business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. Executive will be permitted, without constituting a violation of this Section 1(b) to, (i) continue to provide services to, serve on the boards of directors of, and maintain or increase his ownership interests in the entities listed on Exhibit A, and (ii) manage his personal investments, so long as such activities do not materially interfere with his responsibilities under this Agreement. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

(c) Other Entities. If appointed by the Company, and as agreed to by Executive, Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

(d) Office Location. Executive shall perform his duties under this Agreement, subject to reasonable business circumstances that require travel outside of such location in connection with performing his duties under this Agreement, in the Company’s Temecula headquarters.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on December 31, 2012 (the “Initial Term”). On December 31, 2012 and on each anniversary thereafter, this Agreement automatically will renew for an additional one (1) year term (each, an “Additional Term”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

4. Compensation.

(a) Base Salary. The Company will pay Executive an annual salary of $300,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. For each calendar year beginning in 2010, if the average percentage change reflected in the Consumer Price Index for the preceding year is positive, Executive’s Base Salary for such calendar year will be increased by the average percentage change reflected in the Consumer Price Index for the preceding year up to a maximum of five percent (5%). The Base Salary increase, if any, will be approved at the first meeting of the Compensation Committee of the Board of Directors (the “Committee”) for such calendar year and shall be effective as of January 1 of such calendar year. By way of example, if the average percentage change from 2008 to 2009 reflected in the Consumer Price Index from the beginning of January 2009 through the end of December 2009 is 4%, Executive’s Base Salary for 2010 will be increased by 4% effective as of January 1, 2010.

(b) Annual Incentive. For each of the Company’s fiscal years beginning in 2009, Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the CEO, after consultation and discussion with the Committee. During the Employment Term, Executive’s target annual incentive will be not less than forty-five percent (45%) of Base Salary (“Target Annual Incentive”). The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) are achieved or exceeded and will be adjusted for under- or over-performance.

(c) Restricted Stock. As of the Effective Date, Executive holds 90,000 and shall be granted an additional 70,000 shares of restricted stock of the Company (the “Additional Restricted Stock”). The Additional Restricted Stock will be granted under and subject to the terms, definitions and provisions of the Plan. The Restricted Stock shall vest in equal quarterly installments beginning on the Effective Date such that the entire 70,000 shares are one hundred percent (100%) vested on the fourth anniversary of the Effective Date. Except as provided in this Agreement, the Restricted Stock will be subject to the Company’s standard terms and conditions for restricted share grants under the Plan.

5. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Change in Control. Upon a Change in Control, all of Executive’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) will vest and, to the extent applicable, become immediately exercisable, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. Such awards will be paid or otherwise settled as soon as administratively practicable following the date of the Change of Control (but no more than sixty (60) days following the Change in Control) or, if later, the date of exercise.

8. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment (including specifically with respect to such unpaid, but earned annual incentive for the calendar year ending on the expiration of the Term); (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 9.

9. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason other than in Connection with a Change in Control, then, subject to Section 10 and the requirement to delay certain payments in Section 26, and in addition to the amounts provided in Section 8, Executive will receive the following severance benefits from the Company:

(i) Severance Payment. For a period of twelve (12) months following the date of such termination, Executive will receive equal, monthly installments of $20,833 (less applicable withholding taxes), resulting in an aggregate severance payment of $250,000 (less applicable withholding taxes).

(ii) Benefits. The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive immediately prior to Executive’s termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) twelve (12) months following the date of Executive’s termination, or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason in Connection with a Change in Control, then, subject to Section 10 and the requirement to delay certain payments in Section 26, and in addition to the amounts provided in Section 8, Executive will receive the following severance benefits from the Company:

(i) Severance Payment. For a period of eighteen (18) months following the date of such termination, Executive will receive equal, monthly installments of $27,778 (less applicable withholding taxes), resulting in an aggregate severance payment of $500,000 (less applicable withholding taxes).

(ii) Benefits. The Company agrees to reimburse Executive for the same level of health coverage and benefits as in effect for Executive immediately prior to Executive’s termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will continue to reimburse Executive for continuation coverage through the earlier of (A) eighteen (18) months following the date of Executive’s termination, or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

(c) Termination upon Death or Disability. If Executive’s employment is terminated on account of the Executive’s death or Disability, Executive shall receive, in addition to the payments required by Section 8, a portion of his Target Annual Incentive pro-rated from the beginning of the applicable fiscal year in which such termination occurs through the date of termination, and disregarding for this purpose the requirement to satisfy any performance objectives, (the “Pro-Rata Bonus”) and such other payments and benefits in accordance with the Company’s standard plans, programs and practices (if any).

(d) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 8, (i) all further vesting of Executive’s outstanding Restricted Stock and any other equity awards granted by the Company to Executive will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans and/or policies (if any).

10. Conditions to Receipt of Severance; Nondisparagement; No Duty to Mitigate.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 9 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit B, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective. Executive shall have up to twenty-one (21) days following Executive’s termination of employment to consider and deliver such executed separation and release of claims agreement to the Company. The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight (8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the effective date thereof, even if Company fails or refuses to execute and deliver same to Executive. The receipt of any severance pursuant to Section 9 will also be subject to, during the Employment Term and the Continuance Period, Executive complying with the non-solicitation and non-competition requirements of Section 10(b).

(b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 9 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company with respect to Outdoor Programming. Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 10(b). In addition, Executive’s ownership and involvement with the entities referenced on Exhibit A will also not constitute a breach of this Section 10(b).

(c) Nondisparagement. During the Employment Term and Continuance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Employment Term and Continuance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(d) Other Requirements. Executive’s receipt of any payments or benefits under Section 9 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 10.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Excise Tax.

(a) In the event that the severance and other benefits provided in this Agreement or otherwise payable to Executive constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then, except as provided by Section 11(b) below: Executive’s benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever of the foregoing amounts results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits. Any reduction in payments and/or benefits required by this Section shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards. If two or more equity awards are granted on the same day, the equity awards will be reduced on a pro-rata basis.

(b) Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change in Control (the “Accountants”). For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company will bear all costs the Accountants and/or Executive may reasonably incur in connection with any calculations contemplated by this Section 11.

12. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the CEO which describes the basis for the CEO’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Company’s Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Company’s Board of Directors determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Company’s Board of Directors or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 12(a)(iii), Executive shall receive notice and an opportunity to be heard before the Company’s Board of Directors with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the CEO or the Company’s Board of Directors may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Company’s Board of Directors prior to a termination for Cause. If Executive avails himself of his opportunity to be heard before the Company’s Board of Directors, and then fails to make himself available to the Company’s Board of Directors within five (5) business days of such request to be heard, the Company’s Board of Directors may thereafter cancel the administrative leave and terminate Executive for Cause.

(b) Change in Control. For purposes of this Agreement, “Change in Control” will have the same meaning as “Change in Control” is defined in the Plan.

(c) Consumer Price Index. For purposes of this Agreement, “Consumer Price Index” will mean the All Items Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics of the United States Department of Labor reflecting the U.S. City Average, 1982-84 = 100.

(d) Continuance Period. For purposes of this Agreement:

(i) if Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date that the Severance Period ends.

(ii) in the event of either (i) the expiration, and non-renewal of the Initial Term or any Additional Term, or (ii) a termination of the Executive’s employment for any other reason, the “Continuance Period,” if any, will mean either the one (1) year or two (2) year period elected by the Company and for which the Company agrees to pay Executive, subject to the requirement to delay certain payments in Section 26, continued Base Salary and Target Annual Incentive for the appropriate period. The Company may elect to not impose any such Continuance Period in its sole discretion, but if it does wish to impose a Continuance Period, it must make the one (1) year or two (2) year election, as applicable, within ten (10) business days (i) following the election of the Company or Executive to not renew the Employment Term or (ii) following the Executive’s termination of employment.

(e) Disability. For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Plan. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the Employment Term, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction of Executive’s responsibilities, relative to Executive’s responsibilities in effect immediately prior to such reduction; including a reduction in responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the Chief Executive Officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiror which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or a change in the Executive’s reporting position such that Executive no longer reports directly to the CEO of a publicly-traded company (unless Executive is reporting to the Chief Executive Officer of the parent corporation in a group of controlled corporations, none of which is a publicly-traded company);

(ii) A material reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or Target Annual Incentive by a percentage reduction that is no greater than 10%;

(iii) The relocation of Executive to a facility or location more than fifty (50) miles from his primary place of employment;

(iv) Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or

(v) The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquiror and an agreement that Executive will retain the substantially similar responsibilities (to the extent described in Section 1) in the acquiror or the merged or surviving company as he had prior to the transaction.

The notification and placement of Executive on administrative leave pending a potential determination by the Company’s Board of Directors that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.

(g) In Connection with a Change in Control. A termination of Executive’s employment with the Company is “in Connection with a Change in Control” if Executive’s employment is terminated during that period either three (3) months prior to or within twelve (12) months following a Change in Control, as applicable.

(h) Outdoor Programming. For purposes of this Agreement, “Outdoor Programming” means any television, internet or other media programming devoted primarily to traditional outdoor activities, such as hunting, fishing, shooting sports, rodeo, gold prospecting and related life-style programming.

(g) Plan. For purposes of this Agreement, the “Plan” means the Company’s 2004 Long-Term Incentive Plan, as amended.

13. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Company’s Board of Directors or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company shall also maintain commercially reasonable D&O insurance covering Executive during the Employment Term in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

14. Confidential Information. Executive agrees to execute the Company’s confidential information and intellectual property agreement, in a form reasonably satisfactory to Executive (the “Confidential Information Agreement”).

15. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

16. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: CEO

with a copy to: its General Counsel

Outdoor Channel Holdings, Inc.

43445 Business Park Drive

Temecula, CA 92590

If to Executive:

at the last residential address known by the Company,

with a copy to:

17. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

18. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

19. Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The Executive agrees and acknowledges that this Agreement supersedes and replaces, in its entirety, the Change of Control Severance Agreement entered into between the Company and Executive dated as of October 24, 2007, and that Executive shall not be eligible for any benefits or compensation under such Change of Control Severance Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

20. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 9, 10, 11, 13 and 18 will survive the termination of this Agreement.

22. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

24. Governing Law. This Agreement will be governed by the laws of the state of California without regard for choice of law provisions of any state or other jurisdiction.

25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above. Any severance payment that entitles Executive to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(8)(v) shall not constitute a Deferred Compensation Separation Benefit.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above. For purposes of this Section 26(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during his taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

OUTDOOR CHANNEL HOLDINGS, INC.

/s/ Roger L. Werner, Jr.	Date: April 14, 2009

By: Roger L. Werner, Jr. Its: Chief Executive Officer

EXECUTIVE:

/s/ Shad L. Burke	Date: April 14, 2009

Shad L. Burke

Exhibit A

Entity	Limitations

One publicly traded corporation
Executive may serve as a member of such
corporation’s board of directors, provided
that the business of such entity does not
compete with the Company and Executive’s
ownership in such entity is limited to a
maximum of 2%. Executive may serve on
committees of such corporations’ board of
directors, but not as chairman of any such
committees.

Exhibit B

Release of Claims Agreement

RELEASE OF CLAIMS AGREEMENT

1. In consideration for the payment of the severance described in the Employment Agreement by and between Shad L. Burke (the “Executive’) and Outdoor Channel Holdings, Inc. (the “Company”) (the “Employment Agreement”), dated as of April 14, 2009 (the “Employment Agreement”), the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the California Fair Employment Practices Act, and the California Fair Employment and Housing Act (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.

2. The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 15 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

3. Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights to indemnification (whether arising under applicable law, the Company’s certificate of incorporation or bylaws, indemnification agreement, board resolution or otherwise) and directors and officers liability insurance coverage to which he was entitled immediately prior to        with regard to his service as an officer or director of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Section 8 of the Employment Agreement (which are subject to Section 9 of the Employment Agreement) which are intended to survive termination of employment, (iv) the Executive’s rights under Sections 4, 10 and 12 of the Employment Agreement which are intended to survive termination of employment, (v) the Executive’s rights as a stockholder of the Company, or (vi) the Executive’s rights pursuant to the Stock Option Agreement[s] by and between the Executive and the Company, dated [DATE], the Restricted Stock Agreement[s] by and between the Executive and the Company, dated [DATE], and the Performance Unit Agreements by and between the Executive and the Company, dated [DATE] (but excluding any right to continued vesting of such equity awards except as specifically provided in such agreements or in Section 4 of the Employment Agreement).

4. This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

5. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

6. This Release shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

7. The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

8. This Release inures to the benefit of the Company and its successors and assigns.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OUTDOOR CHANNEL HOLDINGS, INC.
Date:	By: Name Title
Shad L. Burke, an individual
Date:	By: Name Title